Exhibit 99.1
Mohawk Announces Early Tender Results
Of Offer To Purchase
     Calhoun, Georgia, March 26, 2010 — Mohawk Industries, Inc. (NYSE: MHK) announced today that, as of 5:00 p.m., New York City time, on Friday, March 26, 2010 (the “Early Tender Date”), $300,756,000 aggregate principal amount of notes have been validly tendered and not validly withdrawn in connection with its previously announced cash tender offer to purchase up to $200,000,000 aggregate principal amount (the “Tender Cap”) of its outstanding 6.50% senior notes due 2011 (the “Notes”) (CUSIP No. 608190AG9 and ISIN No. US608190AG93).
     Holders who validly tendered their Notes by the Early Tender Date will receive $1,035.00, payable in cash, for each $1,000 principal amount of Notes accepted for payment, which amount includes an early tender payment of $35.00 per $1,000 of Notes accepted for payment.
     The tender offer is scheduled to expire at 11:59 p.m., New York City time, on Friday, April 9, 2010, unless extended (the “Expiration Date”).
     Because the aggregate principal amount of Notes validly tendered at or prior to the Early Tender Date and not validly withdrawn pursuant to the Offer exceeds the Tender Cap, if we accept Notes for purchase pursuant to the Offer, we will accept such Notes on a pro rata basis (with adjustments downward to avoid the purchase of Notes in a principal amount other than in integral multiples of $1,000).
     In addition to the consideration described above, accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes. The settlement date is expected to be on or about April 12, 2010.
     Mohawk may amend, extend or, subject to certain conditions, terminate the tender offer. The Offer to Purchase dated March 15, 2010 and the related Letter of Transmittal set forth a complete description of the terms and conditions of the tender offer. Holders are urged to read the Offer to Purchase and Letter of Transmittal carefully before making any decision with respect to the Offer. The Offer to Purchase and related Letter of Transmittal were distributed to holders beginning March 15, 2010.
     Banc of America Securities LLC is serving as the dealer manager for the Offer. Questions about the Offer should be directed to Banc of America Securities LLC, toll-free at (888) 292-0070 or (980) 388-9217 (collect), attention: Debt Advisory Services. The information agent for the Offer is D.F. King & Co. Inc. Requests for additional sets of the Offer materials may be directed to D.F. King & Co. Inc., by calling toll-free at (800) 769-4414 or (212) 269-5550 (collect) for banks and brokers.
     This press release is not an offer to purchase or a solicitation for consent in any state or jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction. The Offer is only made pursuant to the terms of the Offer to Purchase dated March 15, 2010.

     Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of broadloom carpet, ceramic tile, laminate, wood, stone, vinyl, rugs and other home products. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Columbia, Century, Dal-Tile, American Olean and Quick-Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.
     Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; claims; litigation and other risks identified in Mohawk’s SEC reports and public announcements.